The American Funds Tax-Exempt Series II
333 South Hope Street, Los Angeles, California 90071
Telephone (213) 486-9200

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2 correctly, the correct answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$37,156
Class B	$747
Class C	$2,732
Class F	$2,698
Total	$43,333
Class R-5	$1,855
Total	$1,855

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.6610
Class B	$0.5379
Class C	$0.5289
Class F	$0.6501
Class R-5	$0.6877

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	63,893
Class B	1,363
Class C	5,768
Class F	6,091
Total	77,115
Class R-5	3,613
Total	3,613

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$16.75
Class B	$16.75
Class C	$16.75
Class F	$16.75
Class R-5	$16.75